Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Neuronetics, Inc.:

We consent to the use of our report dated March 5, 2019 with respect to the balance sheets of Neuronetics, Inc. as of December 31, 2018 and 2017, and the related statements of operations, changes in convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively the “financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 6, 2019